Exhibit 10.1

December 18, 2012

Steven M. Shindler
VIA EMAIL AND HAND DELIVERY

Re: Employment Offer

Dear Steve:
We appreciate your consideration of our offer for the position of interim Chief Executive Officer with NII Holdings, Inc. (referred to herein as the “Company,” “we,” “our” or “us”) in addition to your position as Chairman and director. We hope that the terms of our offer meet your expectations. As interim Chief Executive Officer, you will serve at the pleasure of the Board until a permanent chief executive officer commences employment with the Company, six months passes after the date hereof (unless extended for one 90 day period by mutual agreement of you and the Board), you resign from this position or the Board suspends your service as interim Chief Executive Officer (each of the foregoing, a “Separation Event”), whichever shall first occur. Your duties and responsibilities will be consistent with those of the Company's chief executive officer, as may be determined from time to time by the Board, including, without limitation, assisting as the Board may deem desirable and appropriate with the identification and selection of a permanent chief executive officer and reviewing, signing and certifying reports filed by the Company with the Securities and Exchange Commission. In this position, you will report directly to the Board and will devote such time as is necessary to the business of the Company and its subsidiaries and affiliates in order to fulfill the expectations of the Board.
During the term of your service as interim Chief Executive Officer of the Company, you will continue to serve as a director of the Company, Chairman of the Board, a member of the Finance Committee of the Board and a member of the Enterprise Risk Committee of the Board. Following the suspension of your service as interim Chief Executive Officer, the Board currently intends that you will continue to serve as a director of the Company and resume your role as non-executive Chairman, but the Board or you may decide that an alternate course of action with respect to the Chairmanship is desirable in the future.
A summary of the key terms of our offer are detailed below:
Compensation and Benefits:
As interim Chief Executive Officer, you will receive a salary at the monthly rate of $78,833 until a Separation Event, which will be payable in accordance with the Company's regular payroll practices. You also will have an opportunity to earn an annual incentive bonus (for clarity, on a prorated basis, based on the number of days you are actually employed by the Company during calendar year 2013) for performance in calendar year 2013 pursuant to the Company's 2013 annual bonus plan with the target annual incentive bonus equal to 130% of your annualized salary.
As a full-time employee, you will be entitled to participate in all Company employee benefit plans for which you are eligible, which include, but are not limited to, life, disability and health insurance plans and programs and savings plans and programs, subject to applicable rules and regulations as in effect from time to time. For the avoidance of doubt, as a temporary employee you will not be eligible to participate in the Company's Severance Plan. To clarify further, if in connection with a “Change of Control” as such term is defined in the Company's Change of Control Severance Plan, a permanent chief executive officer commences employment or the Company becomes affiliated with

Mr. Steven M. Shindler
December 18, 2012

another entity the principal executive officer of which exercises authority over the Company substantially similar to that of a permanent chief executive officer, then the appointment of such permanent chief executive officer or affiliation with such other entity having such a principal executive officer is a Separation Event and the resulting automatic suspension of your service as interim Chief Executive Officer would not constitute termination of employment under the Company's Change of Control Severance Plan. In addition, you will be reimbursed for reasonable out-of-pocket business expenses, including expenses associated with travel and entertainment.
Pursuant to the Company's compensation policy for non-employee directors, during the period of your service as interim Chief Executive Officer, as a full-time employee, you will not be entitled to any additional compensation, including grants of equity compensation to non-employee directors, if any, for service as a director, as Chairman of the Board or as a member of any committee of the Board other than the compensation described in this letter. If, following the suspension of your service as interim Chief Executive Officer, you resume your role as non-executive Chairman, then the Board currently intends that your compensation will again be governed by the Company's compensation policy for non-employee directors then in effect, but it may decide that an alternate course of action is desirable in the future.
Equity Compensation:
In addition to your cash compensation, you will be able to participate in the Company's 2012 Incentive Compensation Plan, as amended from time to time, subject to the terms and conditions as in effect from time to time. The Compensation Committee has approved a grant to you of 685,912 nonqualified stock options and 377,937 shares of restricted stock effective as of December 17, 2012 (the “Grant Date”). The options will have an exercise price of $6.53, which is equal to the closing price of the Company's common stock on the Grant Date. Such options will become exercisable (or “vest”) and such restricted stock will vest over a period of three years with one-third vesting on each anniversary of the commencement of your service as interim Chief Executive Officer, subject to your continuing service as interim Chief Executive Officer on such date; provided, that, if not previously vested on the first anniversary of the commencement of your service as interim Chief Executive Officer, then the first one-third of such options and such restricted stock will vest when and if your service as interim Chief Executive Officer is suspended automatically hereunder upon the commencement of a permanent chief executive officer's employment with the Company. Upon suspension of your service as interim Chief Executive Officer, all such options and such restricted stock that have not vested or do not then vest shall be forfeited. Other than the one-third of such options and such restricted stock that may vest upon the commencement of a permanent chief executive officer's employment with the Company, with respect to such options and such restricted stock, you hereby waive any acceleration of vesting that may occur upon a “Change in Control” as such term is defined in the Company's 2012 Incentive Compensation Plan.
Such options and such restricted stock will be subject to the terms and conditions of an Executive Officer Nonqualified Stock Option Agreement and an Executive Officer Restricted Stock Award Agreement, respectively, and, except to the extent of your waiver of acceleration described above, this description is qualified wholly by reference to the final agreed form and terms of those agreements.
Term:
Your service as interim Chief Executive Officer will be effective as of the date hereof upon your execution hereof and will suspend automatically upon the occurrence of a Separation Event. The Company may suspend your service as interim Chief Executive Officer at any time for any reason or no reason. You and the Company agree that there will be no termination, severance or similar payments payable for any suspension of your service as interim Chief Executive Officer.

Mr. Steven M. Shindler
December 18, 2012

Additional Matters:
In addition, our offer is contingent on your agreement to execute an Executive Officer Nonqualified Stock Option Agreement, an Executive Officer Restricted Stock Award Agreement and a Non-Competition and Confidentiality Agreement in form satisfactory to the Company, and additional terms that are to be determined. Further, our offer is subject to your representation that you are not violating any current covenants not to compete or other similar type of arrangement to which you may be subject by negotiating or entering into an arrangement of employment with the Company.
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Mr. Steven M. Shindler
December 18, 2012

Sincerely,

NII HOLDINGS, INC.

By: /s/ Gary Begeman
Gary Begeman
Executive Vice President, General Counsel and Secretary

Accepted and agreed,

/s/ Steven M. Shindler
Steven M. Shindler